Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. REPORTS FIRST QUARTER 2009 RESULTS
6% Increase in Total Revenue Compared to Prior Year
Minneapolis — May 6, 2009 — MakeMusic, Inc. (NASDAQ: MMUS) today announced financial results for the three months ended March 31, 2009. Net revenues for the first quarter ended March 31, 2009 were $3,842,000, a 6% increase compared to $3,622,000 in the prior year. The company also announced for the first quarter of 2009 a net loss of $145,000 or $0.03 per basic and diluted share, compared to a net loss of $149,000 or $0.03 per basic and diluted share in the first quarter of 2008.
SmartMusic® subscriptions increased to 110,318 as of March 31, 2009, a 19% increase over the March 31, 2008 subscription count of 92,776. SmartMusic subscription and accessory revenue continues to represent an increasing share of the company’s revenue and was $1,156,000 for the quarter ended March 31, 2009, a 31% increase over SmartMusic revenue of $882,000 for the quarter ended March 31, 2008. Total SmartMusic revenue represented 30% of the company’s total revenue in the first quarter of 2009 compared to 24% during the first quarter of 2008.
The following table illustrates the net new SmartMusic subscription data for the quarter ended March 31, 2009:

					Net New
					Subscriptions
12/31/2008		Renewed		3/31/2009	3 months ended
Subscriptions	New Subscriptions	Subscriptions	Subscriptions Ended	Subscriptions	3/31/2009
106,584	10,609	12,241	19,116	110,318	3,734
Renewed subscriptions are defined as those subscriptions that customers purchase within the two-month period after their prior subscription ended. Because of changes to the start of school from year to year as well as fluctuations in the date that music teachers implement their curriculum, subscribers may have a delay of up to two months in renewing their subscription. The company believes this definition most closely reflects the renewal rate of SmartMusic subscriptions.

MakeMusic, Inc.
Three-Month Results as of March 31, 2009

Total educators using SmartMusic was 9,091 as of March 31, 2009, an 11% increase over the 8,161 educator accounts in the prior year. The number of educators that had issued a SmartMusic assignment increased 62% from 1,159 as of March 31, 2008 to 1,874 as of March 31, 2009. The number of SmartMusic Gradebook™ teachers, defined as teachers who deliver and manage SmartMusic student assignments to 50 students or more, was 829 as of March 31, 2009 and the average number of student subscriptions per Gradebook teacher was 39. As of March 31, 2008 the company reported 498 Gradebook teachers and an average number of student subscriptions per teacher of 32. The Gradebook teacher growth reflects a 66% annual increase. The number of SmartMusic site licenses increased from 212 as of December 31, 2008 to 216 as March 31, 2009. Finally, the company released 177 new SmartMusic large ensemble band, jazz ensemble and orchestra titles with pre-authored assignments in the first quarter of 2009.
Notation revenue decreased by $28,000 to $2,528,000 during the first quarter of 2009 compared to $2,556,000 for the same period last year. The first quarter of 2008 included revenue from a $133,000 Finale site license, whereas there was no comparable sale in 2009. Notation revenue decreases during the quarter were also due to a decline in our channel sales due to economic conditions. Partially offsetting this decline were sales of Finale NotePad® which the company began charging for in October 2008.
Gross profit in the quarter ended March 31, 2009 increased by $170,000 to $3,285,000 compared to gross profit of $3,115,000 for the quarter ended March 31, 2008. The increase in gross profit is a result of the increase in revenues, which was partially offset by higher software development amortization as a result of the expanding repertoire for SmartMusic.
Operating expenses for the first quarter were $3,442,000, a 5% increase over the $3,273,000 reported in the first quarter last year. These planned increases, primarily in development, were the result of increased personnel and contract labor costs to achieve numerous product development goals.
Total cash decreased by $481,000 to $6,111,000 during the first quarter of 2009. The decrease in cash for the first quarter is primarily due to the seasonal pattern of the company’s business and the net cash used in investing activities. During the first quarter, cash of $299,000 was used in investing activities primarily to expand SmartMusic repertoire. By comparison, during the first quarter of 2008, $579,000 was used in investing activities.

MakeMusic, Inc.
Three-Month Results as of March 31, 2009

CEO Ron Raup commented on first quarter results, “We are satisfied with our overall financial performance for the first quarter of 2009 given current worldwide economic conditions. SmartMusic metrics were as anticipated due to the seasonality of the education market. In February, we hired a director of education sales and focused our direct sales force on existing SmartMusic teachers that have not yet utilized Gradebook in their curriculum. We are also contacting music educators at schools demonstrating desired behavior to assist them in any training requirements, capture end-of-school year sales, leverage their success with other teachers in the district and lay the foundation for a stronger back-to-school season. In addition, our development efforts are focused on improving and simplifying the SmartMusic purchase processes, Gradebook class set-up, student enrollment and SmartMusic assignments. The overall objective is to make these processes easy and intuitive for both teachers and students. These product enhancements will be included in SmartMusic 2010 which is scheduled to be released prior to the back-to-school season of 2009 and parallel to the release of Finale 2010.”
The company will be hosting a conference call today, May 6, 2009 at 3:30 p.m. CST to discuss these results. Participants should call 877-840-1316 and reference Conference ID Number 95082430. A replay of the conference call will be available through May 15, 2009. To access this replay, please dial 800-642-1687 or 706-645-9291.
About MakeMusic, Inc.
MakeMusic®, Inc., a Minnesota corporation, is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For 20 years, Finale® has been the industry standard in music notation software. It has transformed the process by which composers, arrangers, musicians, teachers, students and publishers create, edit, audition, print and publish musical scores. Additionally, MakeMusic is the creator of SmartMusic®, the complete practice tool for band, orchestra and choir and SmartMusic Gradebook™, a web-based grade book that makes it easy to manage, grade and document assignments for every student. Further information about the Company can be found at www.makemusic.com.
Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to contacting teachers to capture end of year sales and assist them in training requirements, our development efforts to improve and simplify SmartMusic and Gradebook and the SmartMusic 2010 scheduled release date. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the rapid technological changes and obsolescence in our industry, the impact of emerging and existing competitors, fluctuations in general economic conditions, our ability to obtain licenses from music publishers and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We undertake no obligation to update publicly or revise any forward-looking statements.
Financial Tables Follow:
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MakeMusic, Inc.
Statements of Operations
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	3 Months
	Ended March 31,
	2009	2008
Notation revenue	$2,528	$2,556
SmartMusic revenue	1,156	882
Other revenue	158	184

NET REVENUE	3,842	3,622

COST OF REVENUES	557	507

GROSS PROFIT	3,285	3,115

OPERATING EXPENSES:
Development expenses	1,279	1,113
Selling and marketing expenses	1,131	1,175
General and administrative expenses	1,032	985

Total operating expenses	3,442	3,273

LOSS FROM OPERATIONS	(157)	(158)

Other, net	14	9

Net loss before income tax	(143)	(149)

Income tax expense	2	0

Net loss	($145)	($149)

Loss per common share:
Basic and diluted	($0.03)	($0.03)

Weighted average common shares outstanding:
Basic and diluted	4,644,410	4,577,458
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MakeMusic, Inc.
Balance Sheets
(In thousands of U.S. dollars, except share and per share data)

	March 31,
	2009	December 31,
	(Unaudited)	2008
Assets
Current assets:
Cash and cash equivalents	$6,111	$6,592
Accounts receivable (net of allowance of $45 and $44 in 2009 and 2008, respectively)	1,517	1,397
Inventories	426	465
Prepaid expenses and other current assets	368	293

Total current assets	8,422	8,747

Property and equipment, net	689	673
Capitalized software products, net	2,679	2,631
Goodwill	3,630	3,630
Other non-current assets	9	10

Total assets	15,429	15,691

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	55	$56
Accounts payable	451	373
Accrued compensation	910	1,170
Other accrued liabilities	240	272
Post contract support	146	146
Reserve for product returns	502	382
Current portion of deferred rent	32	30
Deferred revenue	2,175	2,336

Total current liabilities	4,511	4,765

Capital lease obligations, net of current portion	62	76
Deferred rent, net of current portion	31	39

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 10,000,000
Issued and outstanding shares — 4,662,173 and 4,635,529 in 2009 and 2008, respectively	47	46
Additional paid-in capital	65,874	65,716
Accumulated deficit	(55,096)	(54,951)

Total shareholders’ equity	10,825	10,811

Total liabilities and shareholders’ equity	$15,429	$15,691

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MakeMusic, Inc.
Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	3 Months
	Ended March 31,
	2009	2008
Cash flows from operating activities
Net loss	($145)	($149)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	237	189
Noncash stock based compensation	158	139
Net changes in assets and liabilities:
Accounts receivable	(120)	95
Inventories	39	6
Prepaid expenses and other current assets	(75)	11
Accounts payable	78	(41)
Accrued liabilities and product returns	(178)	(280)
Deferred revenue	(161)	(48)

Net cash used in operating activities	(167)	(78)

Cash flows from investing activities
Purchases of property and equipment	(126)	(70)
Capitalized development and other intangibles	(173)	(509)

Net cash used in investing activities	(299)	(579)

Cash flows from financing activities
Proceeds from stock options and warrants exercised	0	297
Payments on capital leases	(15)	(14)

Net cash (used) provided by financing activities	(15)	283

Net decrease in cash and cash equivalents	(481)	(374)
Cash and cash equivalents, beginning of period	6,592	6,041

Cash and cash equivalents, end of period	$6,111	$5,667

Supplemental disclosure of cash flow information
Interest paid	$3	$4
Income taxes paid	2	0
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